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EX-99.B10(i)


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 6 of Registration Statement No. 333-54466 of MetLife Investors USA Separate Account A on Form N-4 of our report dated April 15, 2004 relating to MetLife Investors USA Separate Account A, and our report dated April 12, 2004 relating to MetLife Investors USA Insurance Company, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 26, 2004